HOLLYFRONTIER CORPORATION ANNOUNCES SPECIAL DIVIDEND AND
50 PERCENT INCREASE IN REGULAR DIVIDEND
Board Increases Regular Quarterly Dividend to $0.15 per Share from $0.10 per Share;
Declares $0.50 per Share Special Dividend
Dallas, Texas, May 16, 2012 – HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier” or the “Company”) announced today that its Board of Directors has approved a 50 percent increase in the Company’s regular quarterly cash dividend to $0.15 per share from the current rate of $0.10 per share. The regular dividend will be paid on July 3, 2012 to holders of record of common stock on June 12, 2012. This is the third increase of the regular dividend in less than a year representing a 200% increase in the Company’s regular quarterly dividend from that which was in place at the time of the merger of Holly Corporation and Frontier Oil Corporation in July 2011.
The Company also announced today a special cash dividend in the amount of $0.50 per share. The special dividend will be paid on June 5, 2012 to holders of record of common stock on May 29, 2012. This is the fourth $0.50 special dividend declared by the HollyFrontier Board since August 2011.
Mike Jennings, CEO and President of HollyFrontier, said “Our Board of Directors is firmly committed to delivering superior returns for shareholders. We are successfully executing our business plan, while at the same time returning significant capital to our owners though dividends and ongoing share repurchases. As we go forward, the Company will evaluate additional opportunities to return capital to shareholders on a quarterly basis.”
Since the completion of the merger on July 1, 2011, the Company’s Board of Directors has authorized special and regular quarterly dividends totaling approximately $510 million, or $2.44 per share. Total dividends declared since July 2011 represent a dividend yield of over 8 percent on an annual basis. In addition, the Company has repurchased more than $100 million of its common stock since completing the merger. In total, HollyFrontier has returned $650 million of capital to shareholders since the merger.

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 42% interest (including the general partner interest) in Holly Energy Partners, L.P.
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.

FOR FURTHER INFORMATION, Contact:

Neale Hickerson / Julia Heidenreich, Investor Relations

HollyFrontier Corporation
214-871-3555